As filed with the Securities and Exchange Commission on July 23, 2018

Registration No. 333-201169

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201169

UNDER THE SECURITIES ACT OF 1933

RICE MIDSTREAM PARTNERS LP

(Exact Name of Registrant as specified in its charter)

Delaware	625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222	47-1557755
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

RICE MIDSTREAM PARTNERS LP 2014 LONG TERM INCENTIVE PLAN

(Full title of the plans)

Jeremiah J. Ashcroft III

President

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(412) 553-5700

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this Post-Effective Amendment) relates to Registration Statement No. 333-201169 on Form S-8 (the Registration Statement) filed by Rice Midstream Partners LP, a Delaware limited partnership (RMP) with the Securities and Exchange Commission on December 19, 2014, pertaining to the registration of 5,000,000 common units representing limited partner interests in RMP under the Rice Midstream Partners LP 2014 Long Term Incentive Plan.

On July 23, 2018, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2018, by and among EQT Midstream Partners, LP (EQM), EQT Midstream Services, LLC, the general partner of EQM, EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM, RMP, Rice Midstream Management LLC, the general partner of RMP, and, solely for purposes of certain provisions therein, EQT Corporation, Merger Sub merged with and into RMP (the Merger), with RMP surviving the Merger as a wholly owned subsidiary of EQM.

In connection with the Merger, RMP has terminated any and all offerings of RMP’s securities pursuant to the Registration Statement. Accordingly, RMP hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by RMP in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, RMP hereby removes from registration any and all securities registered but which remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 23rd day of July, 2018.

Rice Midstream Partners LP
By: Rice Midstream Management LLC, its General Partner

By:	/s/ Jeremiah J. Ashcroft III
Name:	Jeremiah J. Ashcroft III
Title:	President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.